Pricing Supplement No. 3, dated November 5, 1998

(To Prospectus dated August 20, 1996 and               Rule 424(b)(3)
   Prospectus Supplement dated August 20, 1996)        File No. 33-35219

Maytag Corporation
Medium-Term Notes, Series B, Floating Rate Notes
==========================================================================
-Trade Date: November 3, 1998      -Original Issue Date: November 10, 1998
-Principal Amount: $50,000,000     -Net Proceeds to Issuer: $49,900,000
-Paying Agent: The First
        National Bank of Chicago   -Authorized Denominations: $1,000
-Issue Price: See below            -Overdue Rate: N/A
-Selling Agent's Discount: $100,000     -CUSIP: 57859HBL7
-Interest Payment Dates: Each February 10, May 10, August 10,
     November 10 - commencing February 10, 1999
-Stated Maturity Date: May 10, 2000

-Form:       X      Book-Entry     -Depositary: The Depository Trust Company
          ____      Certificated   -Sinking Fund:   ____
                                   -Amortizing Note: ____
-Interest:
-Rate Basis:____Commercial Paper Rate   ____CD Rate     ____CMT Rate
            ____Federal Funds Rate      ____11th District Cost of Funds
                                                                      Rate
            ____Kenny Rate                X  LIBOR (Telerate Page 3750)
                                                             ____Prime Rate
            ____Treasury Rate           ____Other (see attached)

     -Initial Interest Rate: Determined as   -Interest Determination Dates:
          described herein                    Second London Business Day
                                              prior to each Interest Reset Date
     -Reset Period: Quarterly                -Index Maturity: Three Months
     -Interest Reset Dates: Each February 10,
       May 10, August 10, November 10 -      -Minimum Interest Rate: N/A
       commencing November 10, 1998          -Maximum Interest Rate: N/A
                                             -Calculation Agent: The First
National Bank of Chicago
     -Spread: plus 0.30%
     -Spread Multiplier: N/A

Optional Redemption:        X      The Notes cannot be redeemed prior to
maturity
               ____ The Notes may be redeemed prior to maturity
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction:

Option to Elect Repayment:
           X   The Notes cannot be repaid prior to maturity
          ____ The Notes can be repaid prior to maturity at the option of the holder
     Optional Repayment Price(s):
     Optional Repayment Date(s):

-Original Issue Discount Note:     ____ Yes
                                     X   No
     Total Amount of OID:
     Original Yield to Maturity:
     Initial Accrual Period OID:
     Issue Price:

Name of Agent:  Merrill  Lynch, Pierce, Fenner & Smith Incorporated
Capacity: _____Agent    X    -Principal
If as principal:             -The Notes are being
                              offered at varying
                              prices related to
                              prevailing market
                              prices at the time
                              of resale.
                        X    -The Notes are being
                              offered at a fixed
                              initial public
                              offering price of
                              100% of Principal
                              Amount.

Other Provisions:                       Annex Attached:  ____


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